Exhibit 10.1
NII HOLDINGS, INC.
EXECUTIVE VOLUNTARY DEFERRAL PLAN
Effective
January 1, 2009

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009

i

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009

ii

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009
Introduction
     Effective January 1, 2009, the Board of Directors of NII Holdings, Inc. adopts the Executive Voluntary Deferral Plan, under which key employees of NII Holdings, Inc. have the opportunity to defer receipt of certain compensation until termination of employment and to provide an incentive to own shares of the Corporation’s Common Stock, thereby aligning their interests more closely with the interests of the Corporation’s shareholders.
     The Plan is intended to be a plan that is unfunded and maintained by the Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in the Employee Retirement Income Security Act of 1974, as amended. The Plan is intended to comply in form and operation with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all questions concerning the Plan should be interpreted in light of that intent.
ARTICLE I
Definition of Terms
     The following words and terms as used in this Plan shall have the meaning set forth below, unless a different meaning is clearly required by the context:
1.01 Account
     Account means a bookkeeping account established for a Participant under Article IV hereof.
1.02 Administrator or Plan Administrator
     Administrator means the Compensation Committee of the Board unless responsibility is delegated as provided for in Article VII hereof.
1.03 Affiliate
     Affiliate means any subsidiary, parent, affiliate, or other related business entity to the Corporation.
1.04 Beneficiary
     Beneficiary means the person or persons designated by a Participant or otherwise entitled pursuant to Plan section 6.07 to receive benefits under the Plan attributable to such Participant after the death of such Participant.

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009
1.05 Board
     Board means the present and any succeeding Board of Directors of the Corporation, unless such term is used with respect to a particular Affiliate and its board of directors, in which event it shall mean the present and any succeeding board of directors of that Affiliate.
1.06 Closing Price
     Closing Price means the closing price of a share of common stock of the Corporation as reported on the Nasdaq Global Select Market composite tape on such day or, if the common stock of the Corporation was not traded on the Nasdaq Global Select Market on such day, then on the next preceding day that the common stock of the Corporation was traded on such market, all as reported by such source as the Administrator may select.
1.07 Code
     Code means the Internal Revenue Code of 1986, as the same may be amended from time to time.
1.08 Committee
     Committee means the Compensation Committee of the Board.
1.09 Compensation
     Compensation means a Participant’s base salary, annual bonus and any other cash compensation received from the Corporation or an Affiliate for the Plan Year. For each Plan Year, the Committee shall determine each element of compensation (i.e., base salary, annual bonus or other cash compensation) that may be deferred under the Plan. Such determination shall be made prior to the Plan Year for which it will be effective.
1.10 Corporation
     Corporation means NII Holdings, Inc., or any successor thereto.
1.11 Deferral Contribution
     Deferral Contribution means that portion of a Participant’s Compensation which is deferred under the Plan.

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009
1.12 Deferral Election
     Deferral Election means an irrevocable written election to defer Compensation which is executed by the Eligible Employee and timely filed with the Administrator.
1.13 Deferred Stock Unit
     Deferred Stock Unit means a hypothetical share of the Corporation’s common stock.
1.14 Effective Date
     The Effective Date of the Plan is January 1, 2009.
1.15 Eligible Employee
     Eligible Employee means any employee of the Corporation or an Affiliate who is selected by the Committee to participate in the Plan and who is a member of a select group of management or highly compensated employees. An employee shall cease to be an Eligible Employee upon a determination by the Corporation that he is no longer a member of a select group of management or highly compensated employees.
1.16 Key Employee
     Key Employee means an Eligible Employee who, as of December 31 of any Plan Year, satisfies the requirements of Code section 416(i) (without regard to Code section 416(i)(5)). Such Eligible Employee will be considered a Key Employee for purposes of the Plan for the 12-month period commencing on the next following April 1; provided, however, that an individual will not be considered a Key Employee unless at the time of his or her Termination of Employment, the Corporation is considered a public company pursuant to Code section 409A.
1.17 Participant
     Participant means an Eligible Employee who satisfies the requirements of Article II.
1.18 Plan
     Plan means the NII Holdings, Inc. Executive Voluntary Deferral Plan.
1.19 Plan Year
     Plan Year means the 12-month period beginning each January 1.

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009
1.20 Termination of Employment
     Termination of Employment means a Participant’s separation from service from the Corporation or any Affiliate, whether by retirement or termination of employment, consistent with Code section 409A and Treasury Regulations thereunder.
ARTICLE II
Eligibility and Participation
2.01 Eligibility
     Each Eligible Employee may participate in the Plan and elect to defer Compensation for a Plan Year beginning with the Plan Year that commences January 1, 2009; provided that such individual is an Eligible Employee on that date.
2.02 Participation
     In order to participate in the Plan, an Eligible Employee must file with the Administrator a Deferral Election, as provided in Plan section 3.02. The Committee may establish such other conditions to enrollment, enrollment periods or other requirements as it determines in its sole discretion are necessary.
2.03 Length of Participation
     An individual who is or becomes a Participant shall be or remain a Participant as long as he has a Deferral Election in effect or is entitled to future benefits under the terms of the Plan.
ARTICLE III
Determination of Deferral
3.01 Commencement of Active Participation
     An Eligible Employee shall become a Participant with respect to a Plan Year only if he is expected to have Compensation during such Plan Year and he timely files and has in effect a Deferral Election for such Plan Year.
3.02 Deferral Election
     (a) Amount of Deferral Contributions. A Participant may elect to defer up to 25% (in 1% increments) of his Compensation for a Plan Year consisting of base salary and up to

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009
100% (in 1% increments) of his Compensation for a Plan Year consisting of annual bonus and have that Compensation invested in Deferred Stock Units. Such Deferred Stock Units shall be credited (i) in the case of deferred Compensation consisting of base salary, as of the last day of the calendar quarter that includes the date the Compensation consisting of base salary is deferred, or (ii) in the case of deferred Compensation consisting of annual bonus, as of the day on which such Compensation is payable in accordance with the Corporation’s then applicable employee compensation policies (the date on which such Deferred Stock Units are credited pursuant to clauses (i) and (ii) is referred to herein as the “Payment Date”), and the number of Deferred Stock Units shall be determined by dividing the Participant’s deferred Compensation payable on the Payment Date, or with respect to the quarter preceding the Payment Date (in the case of Compensation consisting of base salary), by the Closing Price as of the Payment Date.
     (b) Deferral Elections. Except as provided in subsection (c) below, a Participant may make an election to defer Compensation for a Plan Year only if such election is made no later than December 31 of the prior Plan Year, or by such earlier date as may be announced by the Administrator. In the case of the initial Plan Year commencing January 1, 2009, such election shall be made no later than December 31, 2008. Such election shall remain in effect for the entire Plan Year and for all subsequent Plan Years until the Participant revokes such election or timely files a new election applicable to subsequent Plan Years. Each Deferral Election shall be made on a form provided by the Administrator and shall specify such additional information as the Administrator may require.
     (c) First Year of Eligibility. In the case of an individual who becomes an Eligible Employee on or after January 1, 2009, for the first Plan Year in which such Eligible Employee becomes eligible to participate in the Plan, the Eligible Employee must make an initial deferral election within thirty (30) days after he or she becomes eligible to participate in the Plan. Such election shall only be valid with respect to Compensation paid for services rendered after the date of the initial deferral election.
3.03 Equitable Adjustment in Case of Error or Omission
     If an error or omission is discovered in the Account of a Participant, the Administrator shall make such equitable adjustment as the Administrator deems appropriate.

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009
ARTICLE IV
Accounts and Investments
4.01 Deferred Stock Units
     (a) Except as provided below, a Participant’s Account shall be treated as if it were invested in Deferred Stock Units that are equivalent in value to the fair market value of the shares of the Corporation’s common stock in accordance with the following rules.
     (b) The number of Deferred Stock Units credited to a Participant’s Account shall be increased on each date on which a dividend is paid on the Corporation’s common stock. The number of additional Deferred Stock Units credited to a Participant’s Account as a result of such increase shall be determined by (i) multiplying the total number of Deferred Stock Units (with fractional Deferred Stock Units rounded off to the nearest thousandth) credited to the Participant’s Account immediately before such increase by the amount of the dividend paid per share of the Corporation’s common stock on the dividend payment date, and (ii) dividing the product so determined by the Closing Price on the dividend payment date.
     (c) The dollar value of the Deferred Stock Units credited to a Participant’s Account on any date shall be determined by multiplying the number of Deferred Stock Units (including fractional Deferred Stock Units) credited to the Participant’s Account by the Closing Price on that date.
     (d) In the event of a transaction or event described in this subsection (d), the number of Deferred Stock Units credited to a Participant’s Account shall be adjusted in such manner as the Board, in its sole discretion, deems equitable. A transaction or event is described in this subsection (d) if (i) it is a dividend (other than regular quarterly dividends) or other distribution (whether in the form of cash, shares, other securities, or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, repurchase, or exchange of shares or other securities, the issuance or exercisability of stock purchase rights, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event and (ii) the Board determines that such transaction or event affects the shares of the Corporation’s common stock, such that an adjustment pursuant to this subsection (d) is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
4.02 Hypothetical Nature of Accounts and Investments
     The Accounts established under this Article IV shall be maintained for bookkeeping purposes only. Neither the Plan nor the Accounts established under the Plan shall hold any actual funds or assets. The Deferred Stock Units established hereunder shall be used solely to

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009
determine the amounts to be paid hereunder, shall not represent an equity security of the Corporation, and shall not carry any voting or dividend rights.
ARTICLE V
Vesting
     A Participant’s Account shall be fully vested and non-forfeitable at all times.
ARTICLE VI
Payment
6.01 Termination of Employment
     A Participant’s Account shall become payable to the Participant on the first day of the month following his Termination of Employment, provided, however, that in the case of an individual who is a Key Employee on his Termination of Employment, the lump sum shall be paid on the first day of the month following the six (6) month anniversary of the Participant’s Termination of Employment.
6.02 Payment of Death Benefit
     The Account of a Participant who dies prior to the payment of his Account under Plan section 6.01 shall be payable to his Beneficiary thirty (30) days following the date of the Participant’s death.
6.03 Form of Payment
     A Participant’s Account shall be paid either (a) in a lump sum in shares of the Corporation’s common stock, with any fractional share paid in cash, or (b) at the Corporation’s election, in a lump sum in cash in an amount equal to the dollar value of the Deferred Stock Units credited to the Participant’s Account on the date the Participant’s Termination of Employment. The payment of such shares shall be made pursuant to the NII Holdings, Inc. 2004 Incentive Compensation Plan. The dollar value of the Deferred Stock Units credited to a Participant’s Account for purposes of clause (b) of this Plan section 6.03, shall be determined by multiplying the number of Deferred Stock Units (including fractional Deferred Stock Units) credited to the Participant’s Account by the Closing Price on the date of the Participant’s Termination of Employment. Any election by the Corporation pursuant to clause (b) of this Plan section 6.03 shall be made by the Compensation Committee of the Board.

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009
6.04 Benefit Determination and Payment Procedure
     The Administrator shall make all determinations concerning eligibility for benefits under the Plan, the time or terms of payment, and the form or manner of payment to the Participant or the Participant’s Beneficiary, in the event of the death of the Participant. The Administrator shall promptly notify the Corporation of each such determination that benefit payments are due and provide to the Corporation all other information necessary to allow the Corporation to carry out such determination, whereupon the Corporation shall pay such benefits in accordance with the Administrator’s determination.
6.05 Distribution of Benefit When Distributee Cannot Be Located
     The Administrator shall make all reasonable attempts to determine the identity and/or whereabouts of a Participant or a Participant’s Beneficiary entitled to benefits under the Plan, including the mailing by certified mail of a notice to the last known address shown on the Corporation’s or the Administrator’s records. If the Administrator is unable to locate such a person entitled to benefits hereunder, or if there has been no claim made for such benefits, the Corporation shall continue to hold the benefit due such person, subject to any applicable statute of escheats.
6.06 Acceleration of Benefits Prohibited
     Except as provided in Treasury Regulation section 1.409A-3(j), no acceleration in the time or schedule of any payment or amount scheduled to be paid from the Participant’s Account is permitted.
6.07 Beneficiary Designation
     A Participant may designate a Beneficiary to receive the value of his or her Account upon death. Any Beneficiary designation made hereunder shall be effective only if properly signed and dated by the Participant and delivered to the Administrator prior to the time of the Participant’s death. Any Beneficiary designation hereunder shall remain effective until changed or revoked hereunder. A Beneficiary designation may be changed by the Participant at any time, or from time to time, by filing a new designation in writing with the Administrator. If the Participant dies without having designated a Beneficiary, or if the Beneficiary so designated has predeceased him, then his estate shall be deemed to be his Beneficiary.

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009
6.08 Claims Procedure
     (a) Any claim by a Participant or his or her Beneficiary (hereafter the “Claimant”) for benefits shall be submitted in writing to the Administrator. The Administrator shall be responsible for deciding whether such claim is payable, or the claimed relief otherwise is allowable, under the provisions and rules of the Plan (a “Covered Claim”) and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended, and Department of Labor regulations thereunder. As such, the Administrator shall be responsible for providing a full review of the Administrator’s decision with regard to any claim, upon a written request.
     (b) Each Claimant or other interested person shall file with the Administrator such pertinent information as the Administrator may specify, and in such manner and form as the Administrator may specify; and, such person shall not have any rights or be entitled to any benefits, or further benefits, hereunder, as the case may be, unless the required information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply, at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits, or no further benefits, hereunder, as the case may be, shall be payable to such Claimant.
ARTICLE VII
Plan Administration
7.01 Appointment of Administrator
     The Committee may appoint one or more persons to serve as the Administrator for the purpose of administering the Plan. In the event more than one person is appointed, the persons shall form a committee for the purpose of functioning as the Administrator. The person or persons serving as Administrator shall serve for indefinite terms at the pleasure of the Committee, and may, by thirty (30) days prior written notice to the Committee, terminate such appointment.
7.02 Duties and Responsibilities of Plan Administrator
     (a) The Administrator shall maintain and retain necessary records regarding its administration of the Plan.
     (b) The Administrator is empowered to settle claims against the Plan and to make such equitable adjustments in a Participant’s or Beneficiary’s rights or entitlements under the

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009
Plan as it deems appropriate in the event an error or omission is discovered or claimed in the operation or administration of the Plan.
     (c) The Administrator may construe the Plan, correct defects, supply omissions or reconcile inconsistencies to the extent necessary to effectuate the Plan, and such action shall be conclusive.
     (d) The Administrator, in its discretion, may delegate to one or more third party administrators all or part of the Administrator’s duties with respect to the administration of the Plan. The Administrator may consult with counsel, who may be counsel to the Corporation, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Administrator may revoke or amend the terms of a delegation or consultation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. All expenses of administering this Plan shall be borne by the Corporation.
ARTICLE VIII
Amendment or Termination of Plan
     The Plan may be terminated or amended at any time by the Board, effective as of any date specified provided, however, that any termination must comply with the requirements of Code section 409A. Any such action taken by the Board shall be evidenced by a resolution and shall be communicated to Participants and Beneficiaries prior to the effective date thereof. No amendment or termination shall decrease the value of a Participant’s Account accrued prior to the effective date of the amendment or termination.
ARTICLE IX
Miscellaneous
9.01 Unfunded Plan
     All Plan Participants and Beneficiaries are general unsecured creditors of the Corporation with respect to the benefits due hereunder and the Plan constitutes a mere promise by the Corporation to make benefit payments in the future. It is the intention of the Corporation that the Plan be considered unfunded for tax purposes.

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009
9.02 Non-assignability
     The interests of each Participant under the Plan are not subject to claims of the Participant’s creditors; and neither the Participant nor his Beneficiary shall have any right to sell, assign, transfer or otherwise convey the right to receive any payments hereunder or any interest under the Plan, which payments and interest are expressly declared to be non-assignable and non-transferable.
9.03 Notices and Elections
     All notices required to be given in writing and all elections required to be made in writing under any provision of the Plan shall be invalid unless made on such forms as may be provided or approved by the Administrator and, in the case of a notice or election by a Participant or Beneficiary, unless executed by the Participant or Beneficiary giving such notice or making such election. Notices and elections shall be deemed given or made when received by any member of the committee that serves as Administrator.
9.04 Governing Law
     The Plan shall be construed, enforced and administered in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws, except to the extent such laws are preempted by the Federal laws of the United States of America. This Plan is intended to comply with the distribution and other applicable requirements of Section 409A of the Code, and shall be interpreted and applied consistent with the requirements of Section 409A of the Code (to the extent applicable).
9.05 Binding Effect
     The Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and the Participant and his heirs, executors, administrators and legal representatives.
9.06 Severability
     If any provision of the Plan should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.
9.07 Gender and Number
     In the construction of the Plan, the masculine shall include the feminine or neuter and the singular shall include the plural and vice-versa in all cases where such meanings would be appropriate.

NII Holdings, Inc.
Executive Voluntary Deferral Plan
Effective January 1, 2009
9.08 Titles and Captions
     Titles and captions and headings herein have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.